                                                                     EXHIBIT 5.1






                                  March 6, 2001


Patterson Energy, Inc.
4510 Lamesa Highway
P.O. Box 1416
Snyder, Texas 79550

         Re:      UTI Energy Corp.

Gentlemen:

         We have acted as counsel to Patterson Energy, Inc., a Delaware corporation ("Patterson"), in connection with the proposed issuance of shares of common stock, par value $.01 per share ("Common Shares"), of Patterson, in connection with the Agreement and Plan of Merger dated as of February 4, 2001 (the "Merger Agreement"), between Patterson and UTI Energy Corp. ("UTI"). Following a special meeting of stockholders of Patterson at which such stockholders will be asked, among other things, to adopt the Merger Agreement and approve the Merger, and approve an amendment to Patterson's Restated Certificate of Incorporation to increase Patterson's authorized common shares from fifty million to two hundred million shares (the "Charter Amendment") and subject to receipt of such approval and satisfaction or waiver of the other conditions to the Merger set forth in the Merger Agreement, UTI will be merged with and into Patterson (the "Merger"), and each outstanding common share of UTI will be converted into one common share of Patterson (in the aggregate, the "Shares"), all as more fully described in the Registration Statement on Form S-4 (the "Registration Statement") filed by Patterson with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         In connection with this opinion, we have examined the form of the Charter Amendment. In addition, we have examined, and have relied as to matters of fact upon, such other documents, corporate records and other instruments, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic or conformed copies and the authenticity of the original of all such latter documents.

         Based upon the foregoing, and subject to adoption of the Merger Agreement and approval of the Merger and approval of the Charter Amendment and the filing of the Charter Amendment with the Secretary of State of Delaware, we are of the opinion that the Shares, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

         We hereby consent (i) to be named in the Registration Statement, and in the Prospectus that constitutes a part thereof, as attorneys passing upon the validity of the issuance of the Shares on behalf of Patterson, and (ii) to the filing of this opinion as an exhibit to Patterson's Registration Statement.

         This opinion is to be used solely for the purpose of the registration of the Shares and may not be used for any other purpose.

                                                           Very truly yours,

                                                           BAKER & HOSTETLER LLP